SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934

Filed by the Registrant[X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12


                    DOSKOCIL COMPANIES INCORPORATED
            _______________________________________________
           (Name of Registrant as Specified In Its Charter)


                          Darian B. Andersen
              __________________________________________
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
      6(j)(2).
[ ] $500 per each party to the controversey pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1) Title of each class of securities to which transaction
applies:
   ____________________________________________________________


 2) Aggregate number of securities to which transaction applies:
    ___________________________________________________________

 3) Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11:
    ___________________________________________________________

 4) Proposed maximum aggregate value of transaction:
    ___________________________________________________________

 Set forth the amount of which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is ofset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1) Amount Previously Paid:
    __________________________________

 2) Form, Schedule or Registration Statement No.:
    __________________________________

 3) Filing Party:
    __________________________________

 4) Date Filed:
    __________________________________

                    DOSKOCIL COMPANIES INCORPORATED
                   2601 N.W. Expressway, Suite 1000
                    Oklahoma City, Oklahoma  73112
                              ___________

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              ___________

To Be Held June 23, 1994

 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DOSKOCIL COMPANIES INCORPORATED, a Delaware corporation, will be held at the Kansas City Airport Marriott, 775 Brasilia Avenue, Kansas City, Missouri 64153 at 10:30 a.m., central daylight time, on Thursday, June 23, 1994, for the following purposes:

 (1) To elect five members to the Board of Directors, each to serve for a term of three years; and

 (2) To act upon such other matters as may properly come before the meeting or any adjournment thereof.

 The close of business on Monday, May 23, 1994, has been fixed as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. Holders of record of Common Stock on such date will be entitled to vote at the Annual Meeting. A copy of the Proxy Statement relating to the Annual Meeting and a form of proxy accompany this Notice.

 MANAGEMENT INVITES THE STOCKHOLDERS TO BE REPRESENTED AT THE
MEETING IN PERSON OR BY PROXY. IF YOU DO NOT EXPECT TO BE PRESENT AND VOTE IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING IN PERSON MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.


                          By Order of the Board of Directors,


                          Darian B. Andersen
                          Corporate Secretary

Dated:     Oklahoma City, Oklahoma
           May 27, 1994

                    DOSKOCIL COMPANIES INCORPORATED
                   2601 N.W. Expressway, Suite 1000
                    Oklahoma City, Oklahoma  73112
                              ___________

                            PROXY STATEMENT
                              ___________

                    ANNUAL MEETING OF STOCKHOLDERS
                              ___________

                       To Be Held June 23, 1994

                         GENERAL INFORMATION

 Introduction. This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Doskocil Companies Incorporated, a Delaware corporation (the "Company"), for use in connection with the 1994 Annual Meeting of the holders of the common stock, par value $.01 per share (the "Common Stock") of the Company to be held on June 23, 1994, and at any adjournment thereof (the "Annual Meeting"), at 10:30 a.m., central daylight time, at the Kansas City Airport Marriott, 775 Brasilia Avenue, Kansas City, Missouri 64153, and, together with the enclosed form of proxy, is being mailed to stockholders of the Company on or about May 26, 1994.

 Revocation of Proxies.  Any stockholder who executes and
delivers a proxy may unconditionally revoke it at any time prior to its use either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to Darian B. Andersen, Corporate Secretary of the Company, at 2601 N.W. Expressway, Suite 1000, Oklahoma City, Oklahoma 73112 prior to the Annual Meeting or by voting in person at the Annual Meeting.

 Quorum and Voting. As of Monday, May 23, 1994, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"), the Company had outstanding 7,940,168 shares of Common Stock. The holder of each share of Common Stock outstanding as of the Record Date is entitled to one vote and there is no right to cumulative voting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present in person or by proxy at the Annual Meeting, the stockholders that are present in person or by proxy who are entitled to vote at the Annual Meeting may, by majority vote, adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present. Assuming that a quorum of the shares of Common Stock is present in person or by proxy at the Annual Meeting, then the election of the nominees to the Board of Directors will be by plurality vote of the holders of the shares of Common Stock voting thereon in person or by proxy at the Annual Meeting.

 All shares of Common Stock represented by properly executed proxies returned to the Company will be voted at the Annual Meeting. Votes submitted as abstentions on matters to be voted on at the Annual Meeting will be counted as votes against such matters. Broker non-votes will not count for or against the election of directors.
In each case in which a stockholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with the specification so made. ABSENT SUCH SPECIFICATION BY A STOCKHOLDER, EACH SIGNED AND RETURNED PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS STATED HEREIN. The approximately 391,975 shares of Common Stock held in the Disputed Claims Reserve (as herein defined) as of May 23, 1994, will be counted for quorum purposes and will be voted by proxy on matters at the Annual Meeting in the same proportion as all other shares are voted on such matters. (See "SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT   Capital Stock" below).  As to any
other matter of business that may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same; however, the Board of Directors does not know of any such other matter of business.

 ALL STOCKHOLDERS ARE URGED TO FILL IN, DATE, EXECUTE AND RETURN
THE FORM OF PROXY SENT TO THEM WITH THIS PROXY STATEMENT.

 Proposals. The matters to be acted upon at the Annual Meeting are as follows:

 (1) To elect five members of the Board of Directors, each to serve for a term of three years (See "PROPOSAL I. ELECTION OF
DIRECTORS" below); and

 (2) To act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

                               DIRECTORS

 The Company's Amended and Restated Certificate of Incorporation
(the "Certificate of Incorporation") provides that the directors of the Company (the "Directors") be divided into three classes, as nearly equal in number as possible, with approximately one-third of the Board of Directors to be elected at each annual meeting of stockholders to hold office for a term expiring at the third annual meeting of stockholders after their election. Pursuant to the Certificate of Incorporation and applicable law, the current Board of Directors of the Company is comprised of the following persons, listed by classification of the year in which their current terms of office expire:


      1994                1995                     1996
 Theodore Ammon      Yvonne V. Cliff          Thomas W. Arenz
 Richard N. Bauch    Paul S. Levy             Richard T. Berg
 Dort A. Cameron III Angus C. Littlejohn, Jr. Robert D. Cook
 Terry M. Grimm      John T. Hanes            Michael I. Klein
 Peter A. Joseph                              Paul W. Marshall

 Pursuant to that certain Stock Purchase Agreement (the "JLL Agreement") dated February 16, 1993, between the Company and Joseph Littlejohn & Levy Fund, L.P. ("JLL"), on March 22, 1993, JLL purchased two million newly-issued shares of Common Stock at $15.00 per share. Pursuant to the terms of the JLL Agreement, JLL is entitled to designate for nomination to the Company's Board of Directors (the "JLL Designees") one less than the number of persons that would constitute a majority of the members of the Company's Board of Directors and the Company agreed to nominate and use its best efforts to cause the JLL Designees to be elected to the Company's Board of Directors. The number of JLL Designees will be reduced as JLL's stock holdings decrease. Further, pursuant to the JLL Agreement, for so long as JLL is entitled to nominate a JLL Designee, the Company agrees to nominate and use its best efforts to cause to be elected to the Company's Board of Directors one individual who is not affiliated either with the Company or with JLL (the "Independent Director") mutually acceptable to both a majority of the Directors who are JLL Designees and a majority of the Directors who are not JLL Designees.

 Pursuant to the terms of the JLL Agreement, the Company entered into a Stockholders Agreement dated March 22, 1993 (the "Airlie Agreement") with The Airlie Group L.P. ("Airlie") pursuant to which, among other things, Airlie has the right, for so long as it owns more than 5% of the Outstanding Shares (as defined in the Airlie Agreement), to nominate one person for election to the Board of Directors of the Company provided that such person is mutually acceptable to both a majority of the Directors who are JLL Designees and a majority of the Directors who are not JLL Designees (the "Airlie Designee"). The Director who is the Airlie Designee shall be the Independent Director, so long as there is a Director who is the Airlie Designee.

 JLL and Airlie each separately have agreed to vote all voting securities held by them in favor of persons nominated by the Company in accordance with the JLL Agreement and the Airlie Agreement, respectively. JLL shall have the right to fill vacancies created if a Director who is a JLL Designee shall resign, die, or is removed, or declines to stand for re-election or is not renominated for re-election (a "Vacancy"). Any Vacancy involving the Director who is the Airlie Designee shall be filled with another Airlie Designee.
The Directors who are not JLL Designees shall have the right to fill any Vacancy involving a Director who is not a JLL Designee, except that any Vacancy involving the Independent Director (if he or she is not the Airlie Designee) shall be filled by a person mutually acceptable to both a majority of the Directors who are JLL Designees and a majority of the Directors who are not JLL Designees.

 The JLL Agreement and the Airlie Agreement each include certain restrictions on the ability of JLL and Airlie, respectively, among other things, to resell or otherwise transfer securities of the Company or to purchase additional securities of the Company and grant certain demand and piggyback registration rights to each of JLL and Airlie.

 Pursuant to the terms of the JLL Agreement, the existing JLL Designees on the Company's Board of Directors are Ms. Cliff and Messrs. Joseph, Littlejohn, Levy, Arenz, Klein, and Ammon. Pursuant to the terms of the Airlie Agreement, the existing Airlie Designee and the Independent Director is Mr. Cameron. The Directors who are not JLL Designees are Messrs. Bauch, Berg, Cook, Grimm, Hanes and Marshall.

 One vacancy exists in the class of directors whose current terms in office expire in 1995. This vacancy was created by the resignation of Theodore A. Myers, a Director who was not a JLL Designee, in July of 1993 and may be filled at any time by the affirmative vote of a majority of the Directors who are not JLL Designees pursuant to the Amended and Restated Bylaws of the Company. In addition, the vacancy that will be created by the anticipated retirement of John T. Hanes as an officer and Director of the Company on or before August 31, 1994, may be filled any time thereafter in the same manner. See "Continuing Directors".

                 DIRECTORS WHOSE TERMS EXPIRE IN 1994

 Messrs. Ammon, Bauch, Cameron, Grimm and Joseph, whose terms expire in 1994, have been renominated for election to the Board of Directors. (See "PROPOSAL I. ELECTION OF DIRECTORS" below). The following table sets forth information with respect to these nominees.

Name and Age              Principal Occupation               Director Since
Theodore Ammon<F1>        Private Investor                   March 1993
Age 44

Richard N. Bauch<F2>      Private Investor,                  October 1991
Age 46                    Bauch Investments

Dort A. Cameron III<F3>   General Partner, EBD L.P., a       May 1992
Age 49                    General Partner of Airlie

Terry M. Grimm<F4>        Partner, Winston & Strawn          October 1991
Age 52                    law firm

Peter A. Joseph<F5>       General Partner, JLL Associates,   March 1993
Age 42                    L.P., the General Partner of JLL

___________

<F1>  Mr. Ammon is a private investor based in New York. From 1984 until 1990, he was an executive of and from 1990 to 1992 was a general partner of Kohlberg Kravis Roberts & Company, an investment firm. Mr. Ammon currently serves as Chairman of the Board of Big Flower Press, Inc. and as a member of the Board of Directors of Host Marriott Corporation and Astrum International Corp.

<F2>  Mr. Bauch has been a private investor since 1989, was President of the Doskocil Foods Group, a division of the Company, from May 1987 to June 1989, and prior thereto was Executive Vice President of the Doskocil Foods Group and its predecessor, Stoppenbach, Inc., a wholly-owned subsidiary of the Company.

<F3>  Mr. Cameron has been the general partner of EBD, L.P., the general partner of Airlie, a manager of private investment funds, since October 1988. Mr. Cameron has also been the general partner of BMA Limited Partnership, the general partner of Investment Limited Partnership, since July 1984. Mr. Cameron currently serves as Chairman of the Board of Darling/Delaware Company Incorporated and Entex and as a member of the Board of Directors of Perkins Management Company, Inc., which is a general partner of Perkins Family Restaurants, L.P.

<F4>  Mr. Grimm has for more than five years been a partner with the law firm of Winston & Strawn and is a member of that firm's
      Executive Committee and Litigation Committee.

<F5>  Mr. Joseph has been a partner of JLL and its predecessors since
      July 1987. Mr. Joseph serves on the Board of Directors of OrNda HealthCorp. and of Lancer Industries Inc.

                         CONTINUING DIRECTORS

 The following table sets forth information with respect to the Directors whose current terms expire in 1995 or 1996.

Name, Age                      Principal Occupation                    Director Since
Thomas W. Arenz<F1>            Principal of JLL                        March 1993
Age 36

Richard T. Berg<F2>            Director of the Company                 October 1991
Age 68

Yvonne V. Cliff<F3>            General Partner, JLL Associates,        March 1993
Age 33                         L.P., the General Partner of JLL

Robert D. Cook<F4>             President and Chief Executive           October 1991
Age 64                         Officer, R. D. Cook Management
                               Corporation

John T. Hanes<F5>              Chairman, Chief Executive Officer       October 1991
Age 57                         & President of the Company

Michael I. Klein<F6>           Associate of JLL                        March 1993
Age 30

Paul S. Levy<F7>               General Partner, JLL Associates,        March 1993
Age 46                         L.P., the General Partner of JLL

Angus C. Littlejohn,Jr.<F8>    General Partner, JLL Associates, L.P.,  March 1993
Age 44                         the General Partner of JLL

Paul W. Marshall<F9>           Chairman and Chief Executive Officer of October 1991
Age 52                         Rochester Shoe Tree Company
___________

<F1>  Mr. Arenz has been a principal of JLL since June 1991.  From
      March 1990 to May 1991, Mr. Arenz was a Vice President in the corporate finance department of the investment firm of Kidder, Peabody & Co., Inc. where he was involved in both restructuring and general corporate finance assignments. From September 1986 to February 1990, Mr. Arenz was employed by the investment firm of Drexel Burnham Lambert Incorporated in the corporate finance department. Mr. Arenz serves on the Board of Directors of Kendall International, Inc.

<F2>  Mr. Berg has been a Director of the Company since October 1991.
      From September 1990 to October 1991, Mr. Berg served as an employee of a subsidiary of the Company and from October 1991 to December 1992 served as a consultant to a subsidiary of the Company. Mr. Berg was retired from October 1988 to September 1990. Mr. Berg was a Director of Wilson Foods from July 1981 to October 1988 and President and Chief Operating Officer of Wilson Foods from November 1985 to October 1988.

<F3>  Ms. Cliff is a partner of JLL, which she joined in June 1988.
      From July 1985 to May 1988, Ms. Cliff was with the corporate finance department of the investment banking firm of Drexel Burnham Lambert Incorporated. Ms. Cliff serves on the Board of Directors of OrNda HealthCorp.

<F4>  Mr. Cook is currently and has for more than five years been
      President and Chief Executive Officer of R.D. Cook Management Corporation, a management consulting firm. Mr. Cook serves on the Board of Directors of American Nursery Products, Inc.

<F5>  Mr. Hanes has been Chairman, President, Chief Executive Officer and a Director of the Company since October 1991. Mr. Hanes was President and Chief Executive Officer of Wilson Brands from November 1989 to October 1991 and Executive Vice President of Wilson Foods from February 1984 to November 1989. On October 29, 1993, Mr. Hanes announced his intention to retire as an officer and Director of the Company, effective upon the appointment of a successor. As of May 27, 1994, a successor has not been named and Mr. Hanes continues to serve in these positions. On December 31, 1993, Mr. Hanes and the Company entered into the Hanes Settlement Agreement (as defined below) relating to termination of Mr. Hanes' employment agreement. On May 27, 1994, Mr. Hanes and the Company entered into an Amendment to the Settlement Agreement, which provides that Mr. Hanes will continue to serve as Chairman, Chief Executive Officer, President and Director of the Company through August 31, 1994. See "Directors" and "Employment and Related Agreements."

<F6>  Mr. Klein joined JLL in 1991 as an associate. From 1986 to 1989,
      Mr. Klein was with the trading firm of Sumitomo Corporation of America.

<F7>  Mr. Levy has been a partner of JLL and its predecessors since
      May 1988. From April 1983 to May 1988 he was a managing director with the investment banking firm of Drexel Burnham Lambert Incorporated. Mr. Levy currently serves as Chairman of the Board of Directors of Lancer Industries Inc. and as a member of the Board of Directors of OrNda HealthCorp. and of Kendall International, Inc.

<F8>  Mr. Littlejohn has been a partner of JLL and its predecessors since July 1987. Mr. Littlejohn serves on the Board of Directors of OrNda HealthCorp, and of Lancer Industries Inc.

<F9>  Mr. Marshall is currently and has been Chairman and Chief
      Executive Officer of the Rochester Shoe Tree Company, a shoe tree manufacturing company, since October 1991. Mr. Marshall was an adjunct professor of the Harvard Graduate School of Business Administration from July 1989 through February 1992. He also was Chairman of Industrial Economics, Incorporated, a consulting
      firm, from 1989 to 1991.   He was also a Member of the Lexington
      Board of Selectment from 1984 to 1993. Prior to that time, he was President of Marshall Bartlett Incorporated from 1981 to 1989. He currently serves on the Board of Directors of Applied Extrusion Technologies, Inc., BE Aerospace, Inc. and Raymond James Financial, Inc.

             MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

 During the Company's fiscal year ended January 1, 1994 ("Fiscal
1993"), the Board of Directors of the Company held seven regular meetings and four special meetings.

 Directors who are not employees of the Company or its subsidiaries each receive from the Company $20,000 per year (prorated for partial years) for serving on the Board of Directors, plus expenses, and $750 for each Board meeting attended and $500 for each committee meeting attended in person (or after January 29, 1993, by telephone conference call). In addition, Directors who are not employees of the Company or its subsidiaries and who serve as committee chairmen receive an additional $2,000 per year. Each non-employee director also receives options to purchase 5,000 shares of Common Stock pursuant to the Company's 1992 Stock Incentive Plan. During the first quarter of Fiscal 1993, Mr. Bauch was paid approximately $37,500 under a consulting agreement that ended on April 18, 1993, to provide services as an independent contractor consultant to a subsidiary of the Company. Mr. Marshall was paid $18,951.50 under an oral arrangement to provide consulting services to the Company in Fiscal 1993 on a per diem and expense reimbursement basis and Mr. Cook was paid $4,400 under an oral arrangement to provide consulting services to a subsidiary of the Company in Fiscal 1993.

 During Fiscal 1993, two Directors, Theodore Ammon and Thomas W. Arenz, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which they served as Directors of the Company) and (ii) the total number of meetings held by all committees of the Board of Directors on which they served, if any (during the periods that each served).

 The Board of Directors of the Company has standing Executive, Audit and Compensation Committees. The Company does not have a standing nominating committee. The normal duties of such a committee are carried out by the Executive Committee.

 The Executive Committee is responsible for submitting major long-range plans and policies to the Board of Directors for consideration and approval, and, subject to certain exceptions, has the full power of the Board. The Executive Committee also recommends to the Board the names of candidates for election to, or to fill vacancies on, the Board of Directors. The Committee will consider qualified candidates recommended by stockholders. The Executive Committee currently is composed of John T. Hanes, Chairman, Dort A. Cameron III, and Paul S. Levy. During Fiscal 1993, the Executive Committee conferred frequently and took action by written consent but held no formal meetings.

 The Audit Committee is responsible for recommending the selection of independent auditors, reviewing with the independent auditors the general scope of their audit services to be performed and the annual results of their audit. The Audit Committee also reviews reports and recommendations made to the Committee by the independent auditors and the Company's system of internal control and consults with management as it deems appropriate on the results of its reviews. The Audit Committee currently is composed of Robert D. Cook, Chairman, Richard T. Berg, Angus C. Littlejohn, Jr., and Paul
W. Marshall.  The Audit Committee held two meetings during Fiscal
1993.

 The Compensation Committee is responsible for reviewing salaries, bonuses and other compensation arrangements of all officers of the Company and is responsible for granting incentive awards and stock options pursuant to the Company's incentive plans. The Compensation Committee currently is composed of Terry M. Grimm, Chairman, Richard N. Bauch, Dort A. Cameron III, and Yvonne V. Cliff. The Compensation Committee held one meeting during Fiscal 1993.


                 REPORT OF THE COMPENSATION COMMITTEE
                      OF THE BOARD OF DIRECTORS

 The following is the report of the Compensation Committee of the Company (the "Committee") on executive compensation for Fiscal 1993.

 Compensation Philosophy. The Committee believes that it is in the best interests of the stockholders of the Company for the Company to attract, maintain, and motivate top quality management personnel, especially its executive officers, by offering and maintaining a competitive compensation package that exhibits an appropriate relationship between executive pay and the creation of stockholder value. The general philosophy of the Committee is to integrate (i) reasonable levels of annual base compensation; (ii) annual cash bonuses and equity awards based on achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded; and (iii) equity awards, to ensure that management has a continuing stake in the long-term success of the Company and return of value to its stockholders.

 The elements of the Committee's integrated compensation philosophy are summarized as follows:

 Base Compensation Levels. Although the Company must maintain base compensation levels commensurate with other comparable companies in its industry with whom the Company competes for management personnel (the "Comparable Companies", as discussed below), the Committee believes that performance based pay elements should be the primary element in the compensation packages for its executive officers. Therefore, the Committee believes that, in general, the Company's base compensation levels are lower than those of the Comparable Companies. The Comparable Companies selected by the Company are meat and food industry companies which have production and marketing strategies similar to those of the Company, which are similar in size to the Company and which compete for executives in the same markets as the Company. Management of the Company compiled the list of Comparable Companies and their compensation information based upon executive compensation studies of the Wyatt Data Services and William L. Mercer, Incorporated, as well as proxy statement disclosure for companies meeting the criteria set forth in the preceding sentence. Although the process of setting base compensation levels often reflects subjective factors such as leadership, commitment, attitude, and motivational effect, the Committee also considers objective factors such as achievement of performance goals (primarily profitability of the areas over which the executive has management responsibility), level of responsibility, and prior experience. Although there is only a slight overlap between the Comparable Companies and those companies included in the Dow Jones Food Sub-Industry Group (the "Sub-Industry Group"), see "STOCK PRICE PERFORMANCE GRAPH" below, the Committee believes that both groups generally consist of similar companies, but that the Company more closely competes with the Comparable Companies for executive officers and for employees than with others in the Sub-Industry Group.

 Performance Based Compensation. The Company provides executive officers with the following performance-based compensation programs:

 - Cash Bonuses. Annual cash bonuses may be earned under the Company's Annual Incentive Plan, based on the achievement of Company, division, and/or individual-based performance goals determined by the Committee at the beginning of the year. Earnings before interest, taxes, depreciation, amortization, and extraordinary items (EBITDA) is the primary measure of Company and division performance, and specific individual performance goals include matters (such as profitability of individual business activities and measures of plant efficiency) under the Annual Incentive Plan. Under the Annual Incentive Plan, the target goals and target bonuses are set each year by the Committee. In 1993, a portion of the target bonus could be earned if the target goals were substantially achieved and the target bonus could be exceeded (up to a set maximum) if the target goals were exceeded.

 - Performance Shares. Performance share awards may be granted pursuant to the 1992 Stock Incentive Plan (the "Performance Shares"). In 1992, 105,000 Performance Share awards were awarded, which are granted at the target rate of up to one-third per year based on achievement of 1992, 1993, and 1994 performance goals (primarily Company, division and/or individual-based earnings goals) under the 1992 Stock Incentive Plan. The formula for the granting of the Performance Shares is similar to that described above for the annual cash bonuses. In fiscal 1992, 50% of the Performance Share awards eligible for vesting in that year (32,500 shares in the aggregate) were granted. In Fiscal 1993, however, the Company failed to meet its performance goals. As a result, except as discussed below with regard to Mr. Hanes and Mr. Myers, none of the Performance Shares were granted in Fiscal 1993, although the ungranted Performance Shares may be granted in fiscal 1994 if the Company exceeds the Cumulative Target EBIT (as defined in the 1992 Stock Incentive Plan) then in effect, which will be based in part on the performance goals set by the Board of Directors for fiscal 1994.

 -    Stock Options.  Stock options may be granted pursuant to
the 1992 Stock Incentive Plan (the "Stock Options"), exercisable at the market value of the shares of Common Stock on the date of the grant, the value of which increases as the value of the Company's Common Stock increases. The value of the stock options is related directly to the market price of the Common Stock and thus to the
long-term performance of the Company.   Typically these options vest
over three years. As of May 23, 1994, options to purchase 255,500 shares of the Compay's Common Stock had been granted and not lapsed, at prices (based on the fair market value on the date of the grant) ranging from $13 to $15.25 per share. The Stockholders of the Company have approved the reservation of 810,000 shares for use under the 1992 Stock Incentive Plan, and approximately 365,000 shares remain available for the grant of Stock Options and other stock-based incentives.

 Cash bonuses and Performance Shares are not awarded if threshold performance goals are not achieved.

 Long-Term Focus. The 97,500 shares of restricted stock granted in 1992 pursuant to the 1992 Stock Incentive Plan (the "Restricted Shares") vest over a three-year period (1992, 1993, and 1994), based on the continued employment of the executive with the Company at the end of each vesting period. One-third of the shares of Restricted Stock vested for those executives employed through the end of fiscal 1992, and an additional one-third of the shares of Restricted Stock vested for those executives employed through the end of Fiscal 1993; except, that Mr. Myers received 11,667 shares of Restricted Stock pursuant to the Myers Settlement Agreement (as defined below) and Mr. Hanes received 16,667 shares of Restricted Stock pursuant to the Hanes Settlement Agreement, as discussed below. This incentive for long-term performance and continued employment is intended by the Committee to focus management on achievement of sustained performance over the vesting period and to align the interests of management with those of other equity holders, as discussed below. The shares of Restricted Stock granted to Mr. Hanes were determined by negotiations with the Company's creditors' committees and lenders in conjunction with the Company's Plan of Reorganization (as defined below), which became effective on October 31, 1991. The Company awarded the remainder of the shares of Restricted Stock to other employees based upon the recommendation of the Chairman, after an evaluation of the employee's job responsibility and positional-sensitivity to performance incentives, among other performance-related factors.

 Equity Based Incentives. The Performance Shares, Stock Options, and Restricted Stock were granted by the Committee pursuant to the 1992 Stock Incentive Plan to create in the Company's management a vested interest in maximizing the value of the Company's stock and align management's interest in maximizing stockholder value on a long-term basis with that of all other stockholders.

 In setting compensation levels for Fiscal 1993, the Committee utilized the services of outside, independent advisors to assist it in evaluating the Company's compensation policies and levels and in comparing them to those of other Comparable Companies. Based on this evaluation, the Committee believes that the overall compensation paid to the Company's executives does not exceed that paid by Comparable Companies.

 Relationship of Corporate Performance to Fiscal 1993
Compensation. At the beginning of Fiscal 1993, the Committee set base salaries for executive officers and set the performance goals under the Annual Incentive Plan and the Performance Share awards, based on the recommendations of the Chief Executive Officer of the Company. The base salaries were increased approximately 8% over fiscal 1992 amounts. The base salary increase was not linked directly to any element of the Company's performance for fiscal 1992, but instead was linked to an attempt to make the salaries of the Company's executives more competitive with those paid to executives of Comparable Companies. The Company failed to meet its goals under both the Annual Incentive Plan and the Performance Share award agreements. As a result, with the exception of Mr. Hanes and Mr. Myers, officers of the Company received only their base salaries set by the Compensation Committee at the beginning of Fiscal 1993, and vested amounts of Restricted Stock. Mr. Myers' compensation for Fiscal 1993 was not based on the Company's performance for Fiscal 1993, but instead was negotiated by the Company and Mr. Myers based upon the settlement of Mr. Myers' contractual rights under his Employment Agreement with the Company dated November 1, 1991. Under the Myers Settlement Agreement, Mr. Myers received 11,667 shares of Restricted Stock and 14,589 Performance Shares, as well as cash payments, automobile and club allowances and a 401(k) contribution, as more fully described in this Proxy Statement. In addition, as in the case of Mr. Myers, Mr. Hanes' compensation for Fiscal 1993 was not based on the Company's performance for Fiscal 1993, but instead was negotiated by the Company and Mr. Hanes based upon the settlement of Mr. Hanes' contractual rights under his Employment Agreement with the Company dated November 1, 1991 (the "Hanes Agreement"), as discussed below.

 Compensation of Chief Executive Officer.  The base compensation for Mr. Hanes for Fiscal 1993 was set in the Hanes Agreement, which was executed as a requisite to the confirmation of the Company's Plan of Reorganization after extensive negotiation among the parties to the reorganization, the Company, and Mr. Hanes. The Hanes Agreement, which was superseded in Fiscal 1993 by the Hanes Settlement Agreement, provided that Mr. Hanes' annual salary would not be less than $375,000 per year, and that each year the Company would conduct, or cause to be conducted, a review to determine the base salary for the next year, taking into account all pertinent factors, including, without limitation, the performance of the Company, the performance of the executive, compensation practices inside and outside of the Company, and such other factors as the Company, in its sole discretion, deemed appropriate. In February of 1993, the Committee conducted such review and set the 1993 base salary for Mr. Hanes at $405,000, based on factors including, but not limited to, the earning levels achieved by the Company in fiscal 1992 (taking into account extraordinary, nonrecurring items), the relative salary level of Mr. Hanes as compared with the generally higher salary levels for chief executive officers of the Comparable Companies; the performance of the Company, which generally compares favorably with the performance of the Comparable Companies; Mr. Hanes' management experience; and the challenges addressed by Mr. Hanes in managing the Company in the difficult transition period following the Company's Chapter 11 reorganization proceedings. As noted above, Mr. Hanes' compensation for Fiscal 1993 was set forth in the Hanes Agreement based upon negotiations with the Company's creditors committees and lenders in conjunction with the Company's Plan of Reorganization, and the subsequent settlement of Mr. Hanes' contractual rights under the Hanes Agreement in the Hanes Settlement Agreement. As a result, Mr. Hanes' base salary for Fiscal 1993 was not based upon any one or more measures of the Company's performance. Mr. Hanes' base salary for Fiscal 1993 was increased approximately 8% from fiscal 1992 by the Compensation Committee so that Mr. Hanes' salary would compare more favorably with salaries paid to executives of the Comparable Companies. Compensation to be paid to Mr. Hanes in Fiscal 1993 in the form of Performance Shares and bonuses under the Annual Incentive Plan, however, was based upon achievement of performance goals set by the Compensation Committee. Such goals were not achieved, and, as a result, Mr. Hanes received no compensation in the form of Performance Shares or bonuses under the Annual Incentive Plan in Fiscal 1993 except for the 20,833 vested Performance Shares he received pursuant
to the Hanes Settlement Agreement.   There is no direct quantitative
link between Mr. Hanes' executive compensation and the Company's stock performance graph showing stock performance beginning on November 1, 1991.

 The Committee of the Board of Directors of the Company is composed of Mr. Grimm, Chairman, Mr. Bauch, Mr. Cameron, and
Ms. Cliff. None of the members of the Committee has ever been an employee or officer of the Company or any of its subsidiaries, with the exception of Mr. Bauch, who was an executive officer of the Company from May 1987 to June 1989, and from January until April 1993 served as an independent contractor consultant to a subsidiary of the Company.

                          Terry M. Grimm, Chairman
                          Richard N. Bauch
                          Dort A. Cameron III
                          Yvonne V. Cliff

                     STOCK PRICE PERFORMANCE GRAPH

 The following two line graphs compare the yearly percentage change:

 (i) in the Company's cumulative Total Stockholder Return (as herein defined) (the solid line); with

 (ii) the cumulative Total Stockholder Return of the Standard &
Poor's 500 Stock Index (the long broken line); and with

 (iii)     the cumulative Total Stockholder Return of the Dow
Jones Food Sub-Industry Group (the short broken line).

 "Total Stockholder Return" is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

 These graphs should be viewed in light of the following information: On March 5, 1990, the Company filed for protection under Chapter 11 of Title 11 of the United States Code. On
October 31, 1991 (the "Effective Date"), the Company's Third Amended and Restated Joint Plan of Reorganization, as modified (the "Plan of Reorganization"), became effective. On the Effective Date, approximately 5,115,714 shares of the Company's outstanding common stock were cancelled (the "Cancelled Common Stock"). Pursuant to the Plan of Reorganization, the Company issued new Common Stock to certain parties that held claims against the Company as of the date of the Chapter 11 filing and the holders of the Cancelled Common Stock were issued 5.3 shares of Common Stock for each 100 shares of Cancelled Common Stock.

 The first graph illustrates the comparisons set forth in the first paragraph of this section for a measurement period beginning on November 1, 1991, the date on which the Common Stock was issued and began trading, and ending on December 31, 1993.

 [At this point, a line graph depicting the cumulative total returns from November 1, 1991 through December 31, 1993, as total returns described above, appears and is represented by the following table:]

                     Nov 1, 1991    Dec 31, 1991   Dec 31, 1992   Dec 31, 1993
Doskocil Companies
Incorporated              $100           $ 98           $150           $110

S&P 500                   $100           $107           $115           $127

Dow Jones Food
Index                     $100           $118           $117           $108

 The second graph, as required by the rules of the Securities and Exchange Commission, illustrates these comparisons for a measurement period beginning on December 31, 1988, and ending on December 31, 1993. The Company's cumulative Total Stockholder Return for this period, as reflected in the solid line on this graph, is impacted by the fact that it relates to the Cancelled Common Stock prior to October 31, 1991 and the Common Stock thereafter.

 [At this point, a line graph depicting the cumulative total return from December 31, 1988 through December 31, 1993, as described above, appears and is represented by the following table:]

           Dec 1988  Dec 1989  Dec 1990  Dec 1991  Dec 1992  Jan 2, 1994
Doskocil
Companies
Incorporated    $100      $ 90      $  9      $  7      $ 11      $  8

S&P 500         $100      $132      $128      $166      $179      $197


Dow Jones
Food Index      $100      $137      $147      $212      $213      $196


                          EXECUTIVE OFFICERS

 The following individuals currently serve as executive officers of the Company, each of whom has been elected to serve for a term of one year or until his successor is duly elected and qualified.

 Name                     Age  Position

John T. Hanes(1)          57   Chairman, Chief Executive Officer &
                               President

Thomas G. McCarley(2)     48   Senior Vice President-General Manager,
                               Foodservice Division

Raymond J. Haefele(3)     43   Vice President-General Manager, Deli
                               Division

William L. Brady(4)       46   Vice President and Controller

Bryant P. Bynum(5)        31   Vice President-Planning and Corporate
                               Finance & Treasurer

David J. Clapp(6)         49   Vice President-Operating Services

Howard S. Madsen(7)       50   Vice President-Procurement

Charles I. Merrick(8)     53   Vice President-Administration

Darian B. Andersen(9)     51   Corporate Secretary and Director-Law
                               Department

___________

(1) Mr. Hanes has been Chairman, President, Chief Executive Officer and a Director of the Company since October 1991. Mr. Hanes was President and Chief Executive Officer of Wilson Brands from November 1989 to October 1991 and Executive Vice President of Wilson Foods from February 1984 to November 1989. On October 29, 1993, Mr. Hanes announced his intention to retire as an officer and Director of the Company, effective upon the appointment of a successor. As of May 27, 1994, a successor has not been named and Mr. Hanes continues to serve in these positions. See "Employment and Related Agreements."

(2) Mr. McCarley has been Senior Vice President-General Manager, Foodservice Division of the Company since October 1991. Mr. McCarley was Senior Vice President-Sales and Marketing of the Company from January 1989 to October 1991. Mr. McCarley was Senior Vice President of Sara Lee Bakery F.S. Division, a diversified food company, and of Chef Pierre, a division of Sara Lee Corporation, from January 1988 to December 1988 and Vice President-Marketing and Research and Development of Sara Lee Bakery F.S. Division prior thereto.

(3) Mr. Haefele has been Vice President-General Manager, Deli Division of the Company since January 1993. Mr. Haefele was Vice President-Retail Sales of the Company from October 1991 to January 1993 and Vice President of Sales of Wilson Brands from October 1989 to October 1991. Prior to that time, Mr. Haefele was Director and National Sales Manager-Deli of the Company.

(4) Mr. Brady has been Vice President of the Company since January 1990 and Controller of the Company since May 1990. Mr. Brady served as Vice President and Controller of Wilson Foods prior thereto.

(5) Mr. Bynum has been Vice President-Planning and Corporate Finance of the Company since February 1993 and Treasurer of the Company since January 1994. Mr. Bynum was Director-Corporate Planning and Development from November 1989 to February 1993. Mr. Bynum was a management consultant at the accounting firm of Coopers & Lybrand prior thereto.

(6) Mr. Clapp has been Vice President-Operating Services of the Company since October 1991. Mr. Clapp was Vice President of Operations of Wilson Brands from October 1989 to September 1991 and was Corporate Director of Engineering of Wilson Foods prior thereto.

(7) Dr. Madsen has been Vice President-Procurement of the Company since February 1994. Dr. Madsen was Vice President of
      Purchasing at Sara Lee Meat Group for more than five years prior thereto.

(8)   Mr. Merrick has been Vice President-Administration of the
      Company since October 1991.  Mr. Merrick was Vice
      President-Finance and Treasurer of Wilson Brands from October 1989 to October 1991 and Chairman of the Board, President and Chief Executive Officer of Illinois Pork Corporation, a regional pork processor, prior thereto.

(9)   Mr. Andersen has been Corporate Secretary and Director-Law
      Department of the Company since October 1991. Mr. Andersen served as Corporate Secretary and Associate General Counsel of Wilson Foods for more than three years prior thereto.

S   ECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table sets forth information regarding the beneficial ownership of the Common Stock as of May 23, 1994, with respect to (i) each person known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, (ii) each of the Company's Directors, (iii) each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation," and (iv) all Directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                         Amount         Percent of
                                         Beneficially   Shares
Name                                     Owned<F1>      Outstanding<F2>
Joseph Littlejohn & Levy Fund, L.P.<F3>    2,182,500         27.5%
126 East 56th Street
New York, NY 10022

The Airlie Group L.P.<F4>                    802,241         10.1
115 East Putnam Avenue
Greenwich, CT 06830

John T. Hanes<F5>                             90,000           1.1
Thomas G. McCarley<F6>                        17,958           *
Charles I. Merrick<F7>                        14,267           *
David J. Clapp<F8>                            15,578           *
Theodore Ammon<F9>                                 0           *
Thomas W. Arenz<F9>                                0           *
Richard N. Bauch<F10>                         75,181           *
Richard T. Berg<F10>                          39,246           *
Dort A. Cameron III<F11>                     802,241         10.1
Yvonne V. Cliff<F12>                       2,182,500         27.5
Robert D. Cook<F10>                            4,333           *
Terry M. Grimm<F10>                            3,559           *
Peter A. Joseph<F12>                       2,182,500         27.5
Michael I. Klein<F9>                               0           *
Paul S. Levy<F12>                          2,182,500         27.5
Angus C. Littlejohn, Jr.<F12>              2,182,500         27.5
Paul W. Marshall<F10><F13>                     5,333           *
All directors and executive officers
  as a group (21 persons)<F11><F12><F14>   3,194,684       40.2%
___________

*     Less than one percent
<F1>       Beneficial ownership: (i) includes shares that have been
           issued as Restricted Stock (some of such shares being subject to forfeiture); (ii) includes Option Shares currently exercisable or exercisable within 60 days; and
           (iii) includes vested Performance Shares.
<F2>       Percentages of Common Stock held are based on 7,940,168
           shares of Common Stock outstanding as of May 23, 1994, which includes 97,500 shares of Restricted Stock, 79,168 Option Shares and 51,676 vested Performance Shares, as described in notes (5)-(14), inclusive, below, and the 391,975 shares of Common Stock held in the Disputed Claims Reserve.
<F3>       The following persons filed a Schedule 13D on or about
           February 16, 1993, as amended March 22, 1993, and November 18, 1993, reporting that they had shared voting and dispositive power over the shares of Common Stock held by Joseph Littlejohn & Levy Fund, L.P.: Yvonne V. Cliff, Peter A. Joseph, Paul S. Levy and Angus C. Littlejohn, Jr.
<F4>       The following persons filed a Schedule 13D on or about
           November 8, 1991, as amended on April 2, 1993, reporting that they had shared or sole voting and dispositive power over the shares of Common Stock held by The Airlie Group L.P.; EBD L.P/; TMT-FW, Inc.; Dort A. Cameron III; and Thomas M. Taylor. As part of that Schedule 13D, the following persons reported sole dispositive power over 6,962 shares of Common Stock, which shares are not included in the preceding table: Sid R. Bass; Sid R. Bass, Inc.; Lee M. Bass; Lee M. Bass, Inc.; Edward D. Bass; and Thru Line Inc. The Schedule 13D states that the single, joint filing was made by all such persons because they may be deemed to constitute a "group" under Section 13(d)(3) of the Exchange Act, but all such persons disclaim membership in such group.
<F5>       Includes 25,000 vested shares of Restricted Stock, 25,000
           vested Performance Shares and 40,000 vested option shares.
<F6>       Includes 12,500 shares of Restricted Stock of which 8,334
           shares are currently vested, 2,084 vested Performance Shares and 6,666 option shares.
<F7>       Includes 10,000 shares of Restricted Stock of which 6,666
           shares are currently vested, 1,667 vested Performance Shares and 5,333 option shares.
<F8>       Includes 10,000 shares of Restricted Stock of which 6,666
           shares are currently vested, 1,667 vested Performance Shares and 5,333 option shares.
<F9>       None of the JLL Designee directors who are not general
           partners of JLL or its general partner beneficially owns any shares of the Common Stock.
<F10> Includes 3,333 option shares currently exercisable.
<F11> Includes the 802,241 shares of Common Stock beneficially owned by The Airlie Group L.P. Mr. Cameron is the General Partner of EBD L.P., which is a general partner of The
      Airlie Group L.P., and may disclaim beneficial ownership of some or all of these shares.
<F12> Includes the 2,182,500 shares of Common Stock held by JLL;
      these Directors, who are general partners of JLL
      Associates, L.P., the general partner of JLL, may disclaim beneficial ownership of some or all of these shares.
<F13> Includes 2,000 shares of Common Stock held by Paul W.
      Marshall, as Trustee of the Marshall Bartlett Inc.
      Restricted Preferred Stock and Savings Plan.
<F14> Includes 97,500 shares of Restricted Stock of which 79,168 shares are currently vested and 51,676 vested Performance
      Shares.

 Capital Stock. As of May 23, 1994, 7,940,168 shares of Common Stock were issued and outstanding with approximately 391,975 of such shares being held by the Company as disbursing agent pending resolution of disputed claims (the "Disputed Claims Reserve") pursuant to the Plan of Reorganization. Shares of the Common Stock held in the Disputed Claims Reserve will be counted for quorum purposes at the Annual Meeting and will be voted on matters at the Annual Meeting in the same proportion as all other shares of Common Stock are voted on such matters. Holders of record of the Common Stock on the Record Date are entitled to one vote per share. No appraisal rights or similar rights of dissenters exist with respect to any matter to be acted upon at the Annual Meeting.

 In addition, the Certificate of Incorporation authorizes
4,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"), of which no shares are issued and outstanding. The Company's Board of Directors has authority to authorize the issuance of Preferred Stock, from time to time in one or more series, and with respect to each such series of Preferred Stock, at the time of issuance to fix and determine by resolution the number of shares within such series and the powers, designations, preferences and relative, participating, optional or other rights thereof, if any, or the qualifications, limitations or restrictions thereof, if any.

                        EXECUTIVE COMPENSATION


 Summary Compensation. The following table summarizes, for each of Fiscal 1993, fiscal 1992 and fiscal 1991, the compensation awarded, paid to or earned by (i) John T. Hanes, the Chief Executive Officer (the "CEO") of the Company as of January 1, 1994, and
(ii) each of the four most highly compensated executive officers other than the CEO who served as executive officers of the Company or its subsidiaries as of January 1, 1994, whose annual compensation exceeded $100,000 for Fiscal 1993.

                                                       SUMMARY COMPENSATION TABLE
                                                   Long-Term Compensation
                                                   ______________________

                                                   Awards                   Payouts
                                              __________________       _____________________
                                                                                      All
                                                   Restricted                         Other
Name and                     Annual Compensation   Stock     Options/  LTIP           Compen-
Principal Position        Year  Salary   Bonus     Awards<F1>SARs      Payouts<F2>    sation<F3>
__________________        ____  ______   _____     _________ ________  __________     _________
John T. Hanes<F4>         1993 $405,000  $  --     $   --       --     $226,559       $27,013
Chairman, President and   1992  375,000    95,000   375,000  40,000      62,500        25,067
Chief Executive Officer   1991  216,460   206,666      --       --          --          9,833

Thomas G. McCarley        1993  165,000     --         --       --          --          7,294
Senior Vice President-    1992  150,000    41,300   187,500  10,000     31,245          7,388
General Manager,          1991  149,688   106,050      --       --          --          6,579
Foodservice Division

Theodore A. Myers<F5>     1993  151,588     --         --       --      189,579       461,217
Former Senior Vice        1992  275,000    69,100   262,500  18,000      43,740        10,727
President and Former      1991  211,320   233,333      --       --          --          8,947
Chief Financial Officer



Ronald W. Marsh<F6>       1993  148,500     --         --       --          --         12,748
Senior Vice President-    1992  135,000   13,600    187,500  10,000      31,245        13,120
General Manager, Retail   1991   99,437   12,625       --       --          --          7,698
Division

Charles I. Merrick        1993  129,600     --         --       --          --         14,104
Vice President-           1992  120,000   21,100    150,000   8,000      24,990        13,232
Administration            1991  102,034   12,812       --       --          --          6,776

David J. Clapp            1993  127,200     --         --       --          --         12,499
Vice President,           1992  120,000   15,800    150,000   8,000      24,990        16,495
Operating Services        1991  104,955   13,250       --       --          --         19,454
_________________

<F1>  The amounts shown are the fair market values of shares of
      Restricted Stock as of December 31, 1992. No Restricted Shares were granted in Fiscal 1993. As of January 1, 1994, Mr. Hanes held 25,000 shares of Restricted Stock with a fair market value as of December 31, 1993 of $275,000, Mr. McCarley held 12,500 shares of Restricted Stock with a fair market value as of December 31, 1993 of $137,500, Mr. Marsh held 12,500 shares of Restricted Stock with a fair market value as of December 31, 1993 of $137,500, Mr. Merrick held 10,000 shares of Restricted Stock with a fair market value as of December 31, 1993 of $110,000 and Mr. Clapp held 10,000 shares of Restricted Stock with a fair market value as of December 31, 1993 of $110,000. All such Restricted Stock was granted on February 3, 1992. One third of the shares became vested on January 1, 1993, one third became vested on January 1, 1994 and the balance will vest on January 1, 1995. Under the Hanes Settlement Agreement, Mr. Hanes' remaining restricted shares became vested on December 31, 1993. The executives are entitled to any dividends paid on the Restricted Stock, although no dividends were paid on the Restricted Stock during or with respect to Fiscal 1993. In addition to the above terms, the Restricted Stock generally becomes immediately vested upon a Change of Control Event (as defined in the 1992 Stock Incentive Plan), if the executive's employment with the Company is terminated following that Change of Control Event. A total of 79,168 shares of Restricted Stock vested during Fiscal 1993.

<F2>  This column relates to Performance Shares granted pursuant to the 1992 Stock Incentive Plan. See "Employment and Related Agreements - Doskocil Companies Incorporated 1992 Stock Incentive Plan." No Performance Shares were granted in Fiscal 1993, and no Performance Shares vested pursuant to the terms of the 1992 Stock Incentive Plan. Pursuant to the Hanes Settlement Agreement and the Myers Settlement Agreement, however, all unvested Performance Shares held by Mr. Hanes and Mr. Myers, respectively, vested during Fiscal 1993. As a result, the amounts shown in this column for Fiscal 1993 reflect the fair market value of Mr. Hanes' 20,833 Performance Shares that vested in Fiscal 1993 and Mr. Myers' 14,583 Performance Shares that vested in Fiscal 1993, based on their fair market value as of December 31, 1993. The number of Performance Shares available under the 1992 Stock Incentive Plan and the vesting of such shares in Fiscal 1993 are described in greater detail in the "Long-Term Incentive Plan" table set forth below and the footnote thereto. "LTIP" means Long-Term Incentive Plan.

<F3>  For Mr. Hanes, includes $3,767 paid by the Company for term life insurance, and $23,246 contributed by the Company to the Wilson Foods Corporation Retirement and Profit-Sharing Plan for Salaried Employees (the "Wilson Plan") during Fiscal 1993. For Mr. Hanes, includes $3,542 paid by the Company for term life insurance, and $21,525 contributed by the Company to the Wilson Plan during fiscal 1992. For Mr. Hanes, includes $395 paid by the Company for term life insurance, and $9,438 contributed by the Company to the Wilson Plan during fiscal 1991.

 For Mr. McCarley, includes $574 paid by the Company for term life insurance, and $6,720 contributed by the Company to the Doskocil Companies Incorporated Employee Investment Plan (the "Doskocil 401(k) Plan") during Fiscal 1993. For Mr. McCarley, includes $522 paid by the Company for term life insurance, and $6,866 contributed by the Company to the Doskocil 401(k) Plan during fiscal 1992. For Mr. McCarley, includes $348 paid by the Company for term life insurance, and $6,231 contributed by the Company to the Doskocil 401(k) Plan during fiscal 1991.

 For Mr. Myers, includes $2,202 paid by the Company for term life insurance, $6,303 contributed by the Company to the Doskocil 401(k) Plan and $452,712 under the Myers Settlement Agreement, described below, during Fiscal 1993. For Mr. Myers, includes $3,861 paid by the Company for term life insurance, and $6,866 contributed by the Company to the Doskocil 401(k) Plan during fiscal 1992. For Mr. Myers, includes $2,281 paid by the Company for term life insurance, and $6,666 contributed by the Company to the Doskocil 401(k) Plan during fiscal 1991.

 For Mr. Marsh, includes $563 paid by the Company for term life insurance, and $12,185 contributed by the Company to the Wilson Plan during Fiscal 1993. For Mr. Marsh, includes $534 paid by the Company for term life insurance, and $12,586 contributed by the Company to the Wilson Plan during fiscal 1992. For Mr. Marsh, includes $106 paid by the Company for term life insurance, and $7,592 contributed by the Company to the Wilson Plan during fiscal 1991.

 For Mr. Merrick, includes $821 paid by the Company for term life insurance, and $13,283 contributed by the Company to the Wilson Plan during Fiscal 1993. For Mr. Merrick, includes $798 paid by the Company for term life insurance and $12,434 contributed by the Company to the Wilson Plan for fiscal 1992. For Mr. Merrick, includes $305 paid by the Company for term life insurance, and $6,471 contributed by the Company to the Wilson Plan during fiscal 1991.

 For Mr. Clapp, includes $489 paid by the Company for term life insurance, and $12,010 contributed by the Company to the Wilson Plan during Fiscal 1993. For Mr. Clapp, includes $482 paid by the Company for term life insurance, and $16,013 contributed by the Company to the Wilson Plan during fiscal 1992. For Mr. Clapp, includes $198 paid by the Company for term life insurance, and $9,256 contributed by the Company to the Wilson Plan during fiscal 1991.

<F4>  On October 29, 1993, Mr. Hanes announced his intention to retire as an officer and Director of the Company, effective upon the appointment of a successor. As of May 27, 1994, a successor has not been named and Mr. Hanes continues to serve in these positions. See "Employment and Related Agreements."

<F5>  On July 6, 1993, Mr. Myers resigned as Senior Vice President,
      Director and Chief Financial Officer. As of that date, a settlement agreement ("Myers Settlement Agreement") was entered into between the Company and Mr. Myers concerning the payment of certain consideration in the event his employment was terminated. See "Employment and Related Agreements."

<F6>  On February 18, 1994, Mr. Marsh resigned from the Company as
      Senior Vice President-General Manager, Retail Division.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                                                                       Value of
                                                   No. of              Unexercised
                                                   Unexercised         In-the-Money
                     No. of                        Options/SARs at     Options/SARs at
                     Shares                        FY-End              FY-End
                     Acquired       Value          Exercisable/        Exercisable/
Name                 on Exercise    Realized       Unexcisable<F1>     Unexercisable<F2>
____                 ___________    ________       ______________      _______________
John T. Hanes             0              $0        40,000/40,000            $0/0
Theodore A. Myers         0               0             0/0                  0/0
Thomas G. McCarley        0               0         3,334/10,000             0/0
Ronald W. Marsh           0               0         3,334/10,000             0/0
David J. Clapp            0               0         2,667/8,000              0/0
Charles I. Merrick        0               0         2,667/8,000              0/0

<F1>  One-third of the options became exercisable on February 3, 1993, one-third of the options became exercisable on February 3, 1994, and the remaining one-third will become exercisable on February 3, 1995. Under the Hanes Settlement Agreement, Mr. Hanes' remaining options became vested on December 31, 1993 and remain exercisable until February 2, 1998. Under the Myers Settlement Agreement, Mr. Myers' remaining option shares became vested on July 6, 1993 and he had 90 days in which to exercise his option shares. On October 4, 1993, his option shares expired without having been exercised. When Mr. Marsh left the Company on February 18, 1994, he had 6,666 vested option shares. These options were not exercised and expired on May 19, 1994. A total of 20,666 options were granted in 1993. A total of 30,500 shares subsequently expired without having been exercised.

<F2>  The closing price of Common Stock on December 31, 1993, was
      $11.00 and all of the options shown on the table have an exercise price of $14.00.

Employment and Related Agreements.

      Hanes Settlement and Employment Agreements. On October 29, 1993, John T. Hanes announced his intention to retire as Chairman, President, Chief Executive Officer and Director of the Company, effective when a successor is named. On December 31, 1993, Mr. Hanes and the Company entered into a Settlement Agreement (the "Hanes Settlement Agreement") concerning the payment of certain consideration upon termination of his employment agreement, such retirement and termination to be effective on a date determined by the Company in its sole discretion and upon at least ninety days prior notice given to Mr. Hanes (the "Effective Date"). Such notice was given by the Company on December 29, 1993, with an effective date of March 31, 1994. As of May 27, 1994, the Company had not named a successor. The Company and Mr. Hanes entered into an Amendment to Settlement Agreement, which provides that the Effective Date shall be August 31, 1994.

      Pursuant to the Hanes Settlement Agreement, as amended through June 1, 1994, the Company paid Mr. Hanes payments in the amount of $177,615, representing the sum of the following: (i) the amount of base salary received by Mr. Hanes for the period from September 22, 1993 through December 31, 1993; (ii) the present value of Mr. Hanes' automobile and club allowances through December 31, 1994; and (iii) the present value of the amounts the Company would have contributed to the Doskocil 401(k) plan (now called the Doskocil Companies Incorporated Retirement and Profit Sharing Plan) on behalf of Mr. Hanes had Mr. Hanes remained employed by the Company until age 65.
In addition, pursuant to the Hanes Settlement Agreement, Mr. Hanes is entitled to receive (i) severance payments beginning on January 1, 1994 and ending on December 31, 1994, at Mr. Hanes' base salary rate as in effect on the Effective Date; and (ii) at such time as bonuses are otherwise paid with respect to the 1994 plan year, Mr. Hanes will be paid an incentive bonus for such year under the terms and provisions of the Doskocil Companies Incorporated Annual Incentive Plan (the "Annual Incentive Plan"). Pursuant to the Hanes Settlement Agreement, Mr. Hanes is also entitled to the following: (i) continued medical insurance coverage for Mr. Hanes and his spouse until he reaches age 65; (ii) continued life insurance coverage under a separate policy which the Company has purchased and will maintain until Mr. Hanes reaches age 65 with coverage equal to his coverage during employment; (iii) reimbursement of professional fees incurred in connection with the negotiation and execution of the Hanes Settlement Agreement, up to a maximum cost to the Company of $13,500;
(iv) financial counseling services through December 31, 1994, up to a maximum cost to the Company of $4,000; and (v) an interest-free loan from the Company in the amount of $225,000, repayable on January 3, 1995. Also, pursuant to the Hanes Settlement Agreement, as of December 31, 1993, all Equity Shares previously granted to Mr. Hanes that had not yet vested became fully vested and all stock options previously granted to Mr. Hanes that had not yet vested became fully vested and the expiration date of such Stock Options was extended until February 3, 1998.

      The Hanes Settlement Agreement has effectively replaced the employment agreement with Mr. Hanes, which is described as follows: effective as of November 1, 1991, Mr. Hanes and the Company entered into the Hanes Agreement pursuant to which Mr. Hanes served as the Chairman of the Board, President and Chief Executive Officer of the Company. Pursuant to the Hanes Agreement, Mr. Hanes received a one-time cash payment in the amount of $100,000 as of November 1, 1991. Mr. Hanes' base salary for 1993 was $405,000. The Hanes Agreement provided that Mr. Hanes would receive a cash bonus pursuant to the terms of the Annual Incentive Plan. The Hanes Agreement also provided for 50,000 shares of Common Stock to be awarded to Mr. Hanes in accordance with and pursuant to the 1992 Stock Incentive Plan, pursuant to which the Company awarded 25,000 shares of Restricted Stock and 25,000 Performance Shares, as disclosed above. The Hanes Agreement also contained certain confidentiality, change of control and non-competition covenants.

      Myers Settlement and Employment Agreements. On July 6, 1993, Theodore A. Myers resigned as Senior Vice President, Chief Financial Officer and Director of the Company. On that date, the Myers Settlement Agreement was entered into between the Company and Mr. Myers. Mr. Myers was paid a lump sum cash payment of $452,712. This amount included (i) $421,874 which represented the present value of the unpaid portion of Mr. Myers' compensation as set forth in Section 3 of the Myers Agreement (as defined below); (ii) $21,307, which represented the present value of his automobile and club allowance as set forth in Section 8 of the Myers Agreement; and (iii) $9,531 which represented the present value of the amounts the Company would have contributed to the Doskocil 401(k) Plan on behalf of Mr. Myers through December 31, 1994 had he remained employed by the Company.
In addition, Mr. Myers is entitled to receive a prorated incentive bonus equal to one-half of the amount of the incentive bonus which would have been paid to Mr. Myers had he remained employed by the Company if relevant performance objectives described in the Company's Annual Incentive Plan are met with respect to Fiscal 1993. Mr. Myers also received reimbursement of reasonably incurred business expenses prior to the Settlement Date (as defined in the Myers Settlement Agreement) and reasonable moving expenses not to exceed $3,000. Mr. Myers is also entitled to receive financial counseling services through December 31, 1994 and to continue participation in insurance plans and programs (excluding life insurance plans) to which he was participating prior to the Settlement Date. As part of the Myers Settlement Agreement, the Company agreed to pay 40% of the premiums for a life insurance policy. Also, all previously granted but unvested Stock Options became fully vested and exercisable in accordance with the 1992 Stock Incentive Plan. On August 2, 1993, all unvested Equity Shares became fully vested in Mr. Myers.

      Effective as of November 1, 1991, Mr. Myers and the Company entered into an employment agreement (the "Myers Agreement") pursuant to which Mr. Myers served as the Chief Financial Officer of the Company. Mr. Myers' base salary for Fiscal 1993 was $297,000. The Myers Agreement also provided that 35,000 shares of Common Stock were to be awarded to Mr. Myers in accordance with and pursuant to the 1992 Stock Incentive Plan, which the Company performed by awarding 17,500 shares of Restricted Stock and 17,500 Performance Shares. The Myers Agreement also contained certain confidentiality, change of control and non-competition covenants. Mr. Myers became immediately vested in all Restricted Stock and a pro rata portion (in an amount relative to the number of months during the performance period
Mr. Myers was employed by the Company if the specified performance objectives are obtained for the performance period during which the termination occurred) of any Performance Shares then held by Mr. Myers, upon Mr. Myers' death, disability (as defined in the Myers Agreement), or termination without cause. Under the Myers Settlement Agreement, Mr. Myers' remaining option shares became vested on July 6, 1993, and he had 90 days in which to exercise his option shares. On October 4, 1993, his option shares expired without having been exercised.

      Johnson Agreement. On December 31, 1993, Neil R. Johnson resigned from the Company as Vice President and Treasurer. Mr. Johnson had been Vice President of the Company since January 1989 and was elected as Treasurer in February 1993. Mr. Johnson also served as Treasurer of the Company from December 1985 to October 1991. Mr. Johnson received lump sum separation compensation of $89,934 as well as other benefits provided by the Officer Separation Pay Plan described below.

      On February 18, 1994, Ronald W. Marsh resigned from the Company as Senior Vice President-General Manager, Retail Division. Mr. Marsh had been Senior Vice President-General Manager, Retail Division of the Company since October 1991. Mr. Marsh was Vice President of Marketing and Product Management of Wilson Brands from October 1989 to October 1991 and was Director of Retail Marketing of Wilson Foods prior thereto. When Mr. Marsh resigned, he had 6,666 vested option shares. These options were not exercised and expired on May 19, 1994.

      Transition Employment Agreements. The Company has entered into Transition Employment Agreements with each of 15 of the key employees of the Company, including all of the executive officers listed in the "Summary Compensation Table" above, other than Mr. Hanes and
Mr. Myers (each an "Executive"). The Transition Employment Agreements are effective for a period of two years after a Change of Control (as defined in the Transition Employment Agreement) (the "Term" of the Transition Employment Agreement), which includes, among other things, a change in stock ownership whereby a person or group acquires a sufficiently large block of Common Stock which, when voted with shares solicited by proxy or written consent solicitation without the benefit of a management supported proxy, would enable such person or group to elect a member of the Board of Directors. If the Executive's employment is terminated by the Company without Cause (as defined in the Transition Employment Agreement) or by the Executive for Good Reason (as defined in the Transition Employment Agreement), within two years following a Change of Control, then (i) for the remainder of the Term of the Transition Employment Agreement the Executive shall continue to be paid his or her Compensation (as defined in the Transition Employment Agreement); (ii) all Stock Options, Performance Shares, and shares of Restricted Stock held by the Executive shall vest; and (iii) the Executive shall have a period of three months to exercise any such Stock Options. The Transition Employment Agreement also provides: that the Company will indemnify the Executives to the fullest extent permitted by the Certificate of Incorporation, the Company's bylaws, and Delaware law; confidentiality and noncompetition covenants by the Executives; notice requirements prior to termination; and for continuation of pre-Change of Control pay levels after a Change of Control.

      Officer Separation Pay Plan. In 1993, the Company adopted a separation pay plan for officers which takes effect on termination of employment of an officer other than by voluntary resignation or for cause. The plan provides that separation pay will be made up of a lump sum of 75% of current annual base salary and current allowances (i.e. auto allowance) for a six-month period for an officer who has served for less than two years and for a 12-month period for an officer who has served two years or more. Under the plan, an officer may elect to receive separation pay as unreduced salary continuance on the condition that benefits will terminate when the officer obtains suitable employment. Such an officer will be eligible for outplacement service (selected and paid for by the Company) as needed for a maximum of six months. Incumbent officers on March 31, 1993, the effective date of the plan, were deemed to have been officers for two years.

      Wilson Foods Corporation Retirement and Profit Sharing Plan for Salaried Employees. On July 1, 1993, the Wilson Plan was merged into the Doskocil Employee Investment Plan. Mr. Hanes, Mr. Marsh,
Mr. Merrick and Mr. Clapp were covered by the Wilson Plan until the merger. The Wilson Plan provided defined contributions to individual accounts of all qualified employees who are not eligible for membership in a bargaining unit. The Wilson Plan provided basic contributions out of Accumulated Net Profits (as defined in the Wilson Plan) for a stated target benefit at age 65, with supplemental contributions based upon Wilson Foods' current Net Profits (as defined in the Wilson Plan). Effective July 1, 1989, contributions to the Wilson Plan became 100% vested immediately. In Fiscal 1993, payments were made under the Wilson Plan with respect to 1992. In Fiscal 1993, contributions were made to the retirement account for Mr. Hanes with respect to 1992 of $19,458. Total contributions for all executive officers as a group in Fiscal 1993 with respect to 1992 $62,199. Total contributions for all employees (including officers who are not executive officers) in Fiscal 1993 with respect to 1992 were $958,033.

      Doskocil Employee Investment Plan. On July 1, 1993, the Doskocil 401(k) Plan was amended and renamed the Doskocil Retirement & Profit Sharing Plan (the "Doskocil Retirement Plan") and the Wilson Plan was merged into the Doskocil Retirement Plan. Only Mr. Myers and Mr. McCarley were covered by the Doskocil Retirement Plan for the period January 1 to June 30, 1993. Thereafter, all of the named officers were covered by that plan which provides that all eligible employees of the Company who have attained the age of 18, have completed 90 days of employment and are not subject to a collective bargaining agreement are permitted to contribute up to 15% of their salary to the Doskocil Retirement Plan. The Company makes contributions on behalf of each participant of a matching amount up to an employee contribution of 3% of such employee's salary. Under the amended Plan, the Company also makes a 1% seed contribution to the employee's account up to $250. Employees are fully vested at all times with respect to all contributions to the Doskocil Retirement Plan. Upon severance from service with the Company, participants are entitled to a distribution in a single lump sum of their vested interest in the Doskocil Retirement Plan. On November 27, 1988, the Company's Board of Directors amended the Doskocil Retirement Plan to merge the former Stoppenbach, Inc. Thrift Plan and Trust into the Doskocil Retirement Plan. In 1991, the Company suspended the purchase of the common stock of the Company as one of the investment options under the Doskocil Retirement Plan.

      Annual Incentive Plan. The Annual Incentive Plan was adopted by the Board of Directors of the Company effective as of January 1, 1992. The primary purpose of the Annual Incentive Plan is to create incentives which are designed to enhance the efficiency and profitability of the Company and to provide participating key employees with an opportunity to earn financial rewards in the form of annual incentive payments if certain Performance Objectives (as defined in the Annual Incentive Plan) are met. Any active key management employee of the Company or of any subsidiary, division or operating unit thereof, is eligible to participate in the Annual Incentive Plan. The Annual Incentive Plan provides for the formation of Incentive Award Groups, Target Incentive Levels, and Performance Objectives (each as defined in the Annual Incentive Plan) for each plan year. The payment of awards to participants is determined by the extent to which certain Performance Objectives have been obtained with respect to each plan year. No incentive awards were paid under the Annual Incentive Plan for Fiscal 1993.

      Doskocil Companies Incorporated 1992 Stock Incentive Plan. On February 3, 1992, the Board of Directors of the Company adopted the 1992 Stock Incentive Plan. The 1992 Stock Incentive Plan authorizes the Compensation Committee to grant awards during the period beginning January 1, 1992 and ending December 31, 2001. On June 10, 1993, the 1992 Stock Incentive Plan was amended to increase the reserved shares for issuance from 510,000 to 810,000. Under the 1992 Stock Incentive Plan, Restricted Stock awards, Performance Share awards and option awards have been granted to the directors, to certain executive officers listed on the preceding Summary Compensation Table, and to other officers and employees of the Company. The stock option awards have a per share exercise price equivalent to the fair market value of the Common Stock on the date of grant. The value of the stock options is related directly to the market price of the Common Stock and thus to the long-term performance of the Company.

Additional Information With Respect to Compensation Committee
Interlocks and Insider Participation in Compensation Decisions

      Compensation Committee Interlocks and Insider
Participation. During Fiscal 1993, the Compensation Committee of the Board of Directors of the Company was comprised of Terry W. Grimm, Chairman, Richard N. Bauch, Dort A. Cameron III and Yvonne V. Cliff (who became a member on March 22, 1993). None of the members of the Compensation Committee has ever been (i) an employee or officer of the Company or any of its subsidiaries or (ii) had any relationship requiring disclosure under any paragraph of Item 404 or in
Item 402(j)(3) of Regulation S-K promulgated by the Commission, with the exception of Mr. Bauch, who was an executive officer of the Company from May 1987 to June 1989 and who served as an independent contractor consultant to a subsidiary of the Company from January until April of 1993.


                  PROPOSAL I.  ELECTION OF DIRECTORS

       At the Annual Meeting, the positions of the five Directors whose current terms expire in 1994 are to be filled. The persons elected to these positions shall hold office until their successors are duly elected and qualified at the annual meeting of stockholders in 1997 or until they earlier die, resign, or are removed from office in accordance with applicable law. Messrs. Ammon, Bauch, Cameron, Grimm and Joseph, who currently hold the five positions that are to be filled at the Annual Meeting, are nominees for re-election at the Annual Meeting for three-year terms expiring at the annual meeting of
stockholders in 1997.  (See "DIRECTORS   Directors Whose Terms Expire
In 1994" above which provides information with respect to each of the nominees.)

      It is the intention of the persons named in the enclosed proxy to vote the shares of Common Stock represented thereby for the election of these nominees unless authority therefor is withheld. While it is not expected that any of the nominees will be unable or unwilling to accept office, if for any reason any of them shall be unable or unwilling to do so and a position on the Board of Directors remains vacant as a result, then the proxies will be voted for a nominee or nominees selected by the Board of Directors of the Company. The Company knows of no family relationships between any director or executive officer and any other director or executive officer of the Company.

      The election of the nominees to the Board of Directors will be by plurality vote.

The Board of Directors recommends a vote FOR the election of these nominees.


                  DEADLINE FOR STOCKHOLDER PROPOSALS

      January 26, 1995, is the date by which proposals of the stockholders of the Company intended to be presented at the annual meeting of stockholders of the Company in 1995 must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                         INDEPENDENT AUDITORS

      Upon the recommendation of the Audit Committee, the Board of Directors selected Coopers & Lybrand as the Company's independent auditors for the 1994 fiscal year. Representatives of Coopers & Lybrand will be present at the Annual Meeting and will be available to respond to appropriate questions, with an opportunity to make a statement if they so desire.

                             OTHER MATTERS

      Management does not know of any matters to be brought before the Annual Meeting other than as set forth in the notice thereof.
However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy solicited to vote such proxy in accordance with their judgment on such matters.

                        SOLICITATION OF PROXIES

      The expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview. Such persons will receive no additional compensation for such services. In addition, the Company intends to request persons holding stock in their name as custodian, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and the Company will reimburse such persons for their expense in doing so.

                      ANNUAL REPORT ON FORM 10-K

      The Company's Annual Report on Form 10-K, including the financial statements and the financial schedules, excluding exhibits thereto, as filed with the Securities and Exchange Commission for Fiscal 1993 is available at no charge to Stockholders upon written request to the undersigned. The financial statements of the Company for Fiscal 1993 and other information were sent to Stockholders as a part of the Annual Report to Stockholders.



                               By Order of the Board of Directors,


                               Darian B. Andersen
                               Corporate Secretary

Dated:     Oklahoma City, Oklahoma
           May 27, 1994